For the six-month period ended November 30, 2002.
File number 811-5206
Prudential Natural Resources Fund, Inc.


SUB-ITEM 77D
Policies With Respect to Security Investment

Prudential Natural Resources Fund, Inc.


Supplement dated July 31, 2002
Prospectus dated July 30, 2002
Statement of Additional Information dated July 30, 2002



	The following supplements information contained in the Prospectus on page 5 with respect to footnote 2, on page 22 under ?Step 2: Choose a Share Class,? on page 23 with respect to footnote 4, on page 24 with respect to the footnote, on page 26 under ?Waiving Class C?s Initial Sales Charge? and on pages 32-33 under ?Contingent Deferred Sales
Charge (CDSC).? The following also supplements information contained in the Statement of Additional Information on page B-31 under ?Selecting a Purchase Alternative,? on page B-32 under ?Selecting a Purchase Alternative,? on page B-34 under ?Waiver of Initial Sales
Charge ? Class C Shares,? on page B-37 under ?Contingent Deferred
Sales Charge? and on page 38  under ?Waiver of Contingent Deferred
Sales Charge ?Class A Shares?:

       The disclosure regarding the 1% contingent deferred sales charges
(CDSC) with respect to certain investors who purchase $1 million or more of Class A shares through certain broker dealers who are not affiliated with Prudential Financial, Inc. (Prudential) and redeem such shares within 12 months, and the waiver of the initial sales charge for investors who purchase Class C shares through certain broker dealers that are not affiliated with Prudential, is not currently applicable.


MF135C1


T: \Cluster1\Nsar\NRF\1-03\77D2